EXHIBIT 99.1

   America Service Group Announces Settlement with Florida Attorney General's Office; Avoids the Inconvenience and Expense of Protracted
                              Litigation

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--March 30, 2004--America Service Group Inc. (NASDAQ:ASGR) announced today that its subsidiary, EMSA Limited Partnership, has entered into a settlement agreement with the Florida Attorney General's office related to previously announced allegations, first raised in connection with an investigation of EMSA Correctional Services (EMSA) in 1997, that the Company may have played an indirect role in the improper billing of Medicaid by independent providers treating incarcerated patients. The Company acquired EMSA in 1999. EMSA was a party to several contracts to provide healthcare to inmates at Florida correctional facilities. Typically, in those contracts, which were approved by government lawyers, the clients required EMSA to seek all available third party reimbursement for medical services provided to inmates, specifically including Medicaid. It was the implementation of these contract requirements that the Florida Attorney General's office alleges was improper. Prior to the Company's acquisition of EMSA, all EMSA contracts were reviewed by the Company's attorneys and assurances were received from the seller that the 1997 investigation had terminated without result and that the appropriate practices were being followed. EMSA personnel were assimilated and EMSA operations were integrated with other subsidiaries of the Company after the acquisition.
    The settlement agreement with the Florida Attorney General's office constitutes a complete resolution and settlement of the claims asserted against EMSA and requires EMSA Limited Partnership to pay $5.0 million to the State of Florida. The Company and all of its subsidiaries are released from liability under the settlement agreement. Both parties entered into the settlement agreement to avoid the delay, uncertainty, inconvenience and expense of protracted litigation. The settlement agreement states that it is not punitive in purpose or effect, it should not be construed or used as admission of any fault, wrongdoing or liability whatsoever, and that EMSA specifically denies intentionally submitting any medical claims in violation of state or federal law.
    The Company expects to record a charge of approximately $5.2 million in its results for the first quarter ended March 31, 2004, reflecting the settlement agreement with the Florida Attorney General's office and related legal expenses.
    The Company's policy has always been to conduct operations in full compliance with all applicable laws and regulations. Medicaid reimbursement is not part of the Company's business model. Neither the Company nor any of its subsidiaries has ever billed or received reimbursement from Medicaid. The Company fully cooperated with the Attorney General's continuing industry-wide investigation and participated in the settlement process in good faith. This matter did not involve and will not affect the Company's ability to continue providing quality healthcare to patients in Florida and across the country.
    America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.
    This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the impact related to the Florida Attorney General's office investigation; the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

    CONTACT: America Service Group Inc., Brentwood
             Michael Catalano or Michael W. Taylor, 615-373-3100